Exhibit 10.17.1

April 24, 2017

Dear Craig,

On behalf of Alkermes Inc., I am pleased to offer you the position of Senior Vice President, Clinical Development and Medical Affairs, Chief Medical Officer, reporting to Elliot Ehrich,  Executive Vice President, Research and Development. This is a full-time exempt position and will be located in Waltham, MA.

This letter, and its accompanying documents, confirms the terms of the offer.

Base Pay:	Your starting annual salary will be $550,000, subject to applicable taxes and withholdings. You will be paid bi-weekly.
Annual Bonus:

You will be eligible to participate in the 2017 Performance Pay Plan. Your annual Performance Pay target will be 50% and will not be prorated. Your actual Performance Pay will be based on individual and company performance. You must be actively employed by Alkermes on the date the bonus is paid to receive a Performance Pay bonus.

Sign-On Bonus:

You will receive a sign-on bonus of $250,000. This is a one-time payment that is considered wages and is therefore subject to supplemental income tax rates. Your sign-on bonus should be paid within thirty (30) days of your start date.

If you voluntarily separate your employment with Alkermes prior to the first anniversary of your start date, you will be expected to return to Alkermes a prorated amount of your sign-on bonus. The prorated amount shall be calculated by multiplying 1/12th of your sign-on bonus amount ($250,000) by the total number of uncompleted months of service in the one year period from your start date.  Repayment of the prorated amount will be due to Alkermes within thirty (30) days of your last day of employment with Alkermes.

Equity Participation:

Subject to approval by the Compensation Committee of the Board of Directors of Alkermes plc, you will be granted the following equity grant;

- A stock option grant of 80,000 stock options of Alkermes plc ordinary shares which will ratably vest over four (4) years on the anniversary of the grant date, provided that you remain employed by an Alkermes plc affiliated company.  The options shall expire on the earlier to occur of: the 10th anniversary of the date of grant or three months after termination of your service relationship with the Company.

- A restricted stock unit award for 5,000 shares of Alkermes plc ordinary shares which will ratably vest over four (4) years on the anniversary of the grant date, provided that you remain employed by an Alkermes plc affiliated company.  In the event you cease to be employed by an Alkermes plc affiliated company, vesting shall cease.

In addition, Alkermes currently has a Performance Share Grant which all employees who begin working at Alkermes before December 31, 2017 are eligible for.  Subject to approval by the Compensation Committee of the Board of Directors of Alkermes plc, you will be granted a target grant of 8,000 Alkermes plc Performance Share Units that vest based on the company’s performance against stated milestones. The number of shares is based on your anticipated start date with Alkermes.  If your start date changes, the number of Performance Share Units may be adjusted. In the event you cease to be employed by an Alkermes plc affiliated company, vesting shall cease. Please see the attached information sheet for further information about this grant.

The above equity grants will be made from the Alkermes plc 2011 Stock Option and Incentive Plan, as amended (the “Plan”) and will be subject to the terms and conditions of that Plan.  The Compensation Committee generally meets once per month to approve grants for employees who began employment at the company during the previous month.. The price of the stock option grant will be the closing price of the stock on the date of grant.  You will receive notice of your equity award grant via Alkermes/Merrill Lynch’s Benefits Online system.  Information regarding your equity grant including the grant award certificate(s) can also be found in the Alkermes/Merrill Lynch’s Benefits Online system and in the Plan.    We will provide you with a copy of the Plan for complete details.

Vacation:	In addition to location specific paid holidays, you are entitled to 3 weeks of annual vacation. During this year, your vacation allotment will be prorated in accordance with Alkermes policy.
Benefits:

You will also be eligible to participate in the Alkermes benefits program as described in the accompanying Decision Guide. Medical, Dental, and Vision coverage will begin on your start date.  Complete details and enrollment information will be included with your New Employee Welcome Packet.

Offer Contingencies:

This employment offer is contingent upon successful completion of all aspects of the Alkermes pre-employment screening process. This process includes the verification of information you will provide to us for a background check.

Background Verification Process:

This process will verify the information you have provided concerning your prior employment and education. As Alkermes is concerned with the security of our customers, employees, business partners and the general public, we will perform a criminal history check to determine whether you have criminal convictions of record and to verify your identity. For positions within our Finance department, a credit check will also be performed.

Employment Eligibility Verification:

Please note that all persons in the United States are required to complete an Employment Eligibility Verification Form on the first day of employment and submit an original document or documents that establish identity and employment eligibility within three (3) business days of employment.  For your convenience, we are enclosing Form I-9 for your review.  You will need to complete Section 1 and present original document(s) of your choice as listed on the reverse side of the form once you begin work.

Alkermes participates in the E-Verify program. E-Verify is a Social Security Administration/Department of Homeland Security program which allows employers to electronically verify each new employee’s work authorization using information provided on  Form I-9.   The verification process will occur within three (3) business days of employment.  If you would like further information regarding E-Verify, please contact Alkermes Human Resources department.

Proprietary Information, No Conflicts:

You agree to execute the Company’s standard Employee Agreement With Respect to Inventions and Proprietary Information and Non-Solicitation and to be bound by all of the provisions thereof.  A copy is enclosed with this letter. You hereby represent that you are not presently bound by any employment agreement, confidential or proprietary information agreement or similar agreement with any current or previous employer that would impose any restriction on your acceptance of this offer or that would interfere with your ability to fulfill the responsibilities of your position with the Company.

Employment Period:

This letter, and its accompanying documents, set out the complete terms of our offer of employment but are not intended as, and should not be considered, a contract of employment for a fixed period of time. If you accept this offer of employment with the Company, you accept that your employment is at-will, which means that you or Alkermes are free to end the employment relationship at any time, with or without cause.

Craig, all of us here at Alkermes are very enthusiastic about the prospect of you joining the Company and have the highest expectation of your future contributions.

Please indicate your acceptance of the foregoing with your signature, and return all completed documents to the Company no later than April 28, 2017.  After that date, the offer will lapse. The other duplicate original is for your records.

Best Regards,

Madeline Coffin

Senior Vice President, Human Resources

Alkermes Inc.

The foregoing is signed and accepted as of the date first above written by:

/s/ Craig Hopkinson	25 April 2017
Craig Hopkinson	Date